Exhibit 10.6

Kristofer Coombs Chief Human Resource Officer inVentiv Health, Inc.
One Van de Graaff Drive
Burlington, MA 01803
781-425-4660 (direct)
614-804-0374 (mobile)
kristofer.coombs@inventivhealth.com

February 24, 2012

Mr. Steve Roycroft

78 Jedediah’s Path

Marshfield, MA 02050

Dear Steve:

We are excited to extend to you an offer of employment with inVentiv Health, Inc. as Executive Vice President, responsible for our Commercial and Consulting business segments. You will work out of the Company’s Burlington, MA office, reporting directly to Paul Meister in his role as Chief Executive Officer. We look forward to you starting employment with us on March 26, 2012.

Your bi-weekly pay rate will be $22,115.38, annualized to $575,000, payable per the Company’s regular payroll practices and subject to applicable taxes and withholdings.

You will be eligible to participate in the Company’s annual Executive Incentive Program. Your target is 100% of your annual earnings. Payments under the bonus program are discretionary and based on factors including achievement to Company and individual objectives. Payment of any bonus is expected to be in the first quarter of the following fiscal/calendar year. You must be employed by the Company at the time of payout in order to be eligible for any bonus. The Company reserves the right to modify or terminate its compensation programs within its discretion.

You will be eligible to participate in the inVentiv Group Holdings Inc. 2010 Equity Incentive Plan per the terms of the plan. Under the new program to begin in 2012, you will receive an equity award of 15,993 restricted stock units with projected value of $5 million if the value of the Company increases to three times the value of THL’s initial investment. A specific award agreement will be provided, along with specific plan terms, after formal approval by the Compensation Committee.

Below is a list of the benefits you are eligible for as an employee of inVentiv:

•	Your eligibility for vacation is determined by your date of hire. You are eligible to accrue 4 weeks of vacation annually.

•	The Company currently observes seven (7) designated holidays.

•	The Company sponsors a 401(k) retirement savings plan, which allows employees to save up to 75% of their eligible compensation on a pre-tax basis. Employees are eligible to enroll in the plan immediately upon hire. The company matches $.50 for every $1.00 up to a maximum of 6%. You must be actively contributing to the 401(k) plan in order to receive the Company match. Company contributions are vested 25% annually after completion of one year of employment and 100% vested upon completion of four years of employment.

•	Group medical, vision, and dental insurance coverage are available. You will be eligible to enroll the first day of the month coincident with or following your date of hire. You will have 30 days from your eligibility date to elect our benefits or you will forfeit your opportunity to select coverage until the next annual open enrollment period.

•	Basic life, accidental death and dismemberment, short term disability, and long term disability insurance coverage are company paid benefits, effective on your date of hire.

Please be aware that this offer of employment is contingent upon the following:

•	Signing a non-competition/non-solicitation agreement to be provided under separate cover.

•	A successful background investigation. Please be alert for an email and instructions from Sterling Infosystems.

•	The ability to provide the Company with documentation of your authorization to work in the United States, as required by the Federal Immigration Reform and Control Act (as amended), no later than three (3) days after your first day of employment.

Failure to comply with the above and/or providing false or fraudulent information to the Company may result in withdrawal of the offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with inVentiv is on an at-will basis. This means that either you or inVentiv can terminate the employment relationship at any time, for any reason, with or without notice. This offer letter does not create a contract of employment.

The terms and conditions of this offer letter supersede any previous written or verbal representations concerning conditions of employment. This offer of employment is valid for a period of five (5) business days from today.

Please confirm your acceptance by signing and returning this letter within five (5) business days. By signing this offer letter, you represent that you have reviewed and understand the letter and that you are not subject to any restrictions or covenants that would impede your performance of the duties and responsibilities of your position with inVentiv or violate any applicable agreement.

Sincerely,

Kristofer Coombs

I accept inVentiv’s offer of employment based on the terms and conditions described in this offer letter.

/s/ Steve Roycroft	02/27/12
Signature	Date

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